UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):
|_|  Form 10 K   |_| Form 11-K  |_| Form 20-F  |X| Form 10-Q   |_| Form N-SAR

                  For Period Ended:  June 30, 1997

                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR

                  For the Transition Period Ended:

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A

                                     PART I
                             REGISTRANT INFORMATION

                                 BIOCORAL, INC.
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                             Full Name of Registrant


                                       N/A
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                            Former Name if Applicable


                     14 Quai du Seujet, Geneva, Switzerland
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            Address of Principal Executive Office (Street and Number)


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

                                     Part II
                             RULES 12b-25(b) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check appropriate box).

1) |X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

2) |X| (b) The subject annual report, semi annual report, transition report on Form-K, 20-P, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date, or the subject quarterly report or transition report on Form-10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

3) |_| (c) The accountant's statement or other exhibit required by Rule 12b-25 (c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. The Registrant is awaiting receipt of certain operating information from an overseas significant subsidiary.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

       Neil Jacobs                               212               752-7118
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         (Name)                             (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months, or for such shorter period that the registrant was required to file such report(s), been filed? If answer is no, identify report(s). [X] Yes [ ] No

(3) It is anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?
     [ ] Yes [X] No.

      If so; attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                 BIOCORAL, INC.
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                  (Name of Registrant as Specified in Charter)

             Has caused this notification to be signed on its behalf
                   by the undersigned hereunto duly authorized


Date 8/13/97                      By  s/ Riccardo Mortara
                                     -----------------------------------------
                                         Chairman

Instructions: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional statements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001)